Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Wells Fargo & Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations(1)	Rule 457(h)	$1,000,000,000(2)	100%	$1,000,000,000(3)	$147.60 per $1,000,000	$147,600.00
Equity	Common Stock, par value $1-2/3 per share	Rule 457(c) and Rule 457(h)	2,000,000 Shares(4)	$42.55(5)	$85,100,000(5)	$147.60 per $1,000,000	$12,560.76
Total Offering Amount				-	$1,085,100,000	-	$160,160.76
Total Fee Offsets				-	-	-	$160,160.76(6)
Net Fee Due				-	-	-	$0(6)

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Wells Fargo & Company and Wells Fargo Finance LLC(6)	S-3	333- 239017 and 333- 239017- 01	June 8, 2020		$160,160.76(6)	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	$1,243,702,090(6)
Fee Offset Sources	Wells Fargo & Company and Wells Fargo Finance LLC	S-3	333- 239017 and 333- 239017- 01		June 8, 2020 and July 17, 2020(6)						$160,160.76(6)

(1)The Deferred Compensation Obligations are unsecured obligations of Wells Fargo & Company to pay deferred compensation in the future in accordance with the terms of the Wells Fargo & Company Deferred Compensation Plan (“Plan”).

(2)The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (“Act”).
(4)Pursuant to Rule 416 under the Act, this Registration Statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(5)Estimated in accordance with Rule 457(h) under the Act solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of Wells Fargo & Company common stock, as reported on the New York Stock Exchange on November 15, 2023 in accordance with Rule 457(c) under the Act.

(6)Pursuant to Rule 457(p) under the Act, the current registration fee, which is equal to $160,160.76, is fully offset by the unused registration fee of $1,017,383.01 (the “Available Registration Fee”) associated with the unsold securities registered by Wells Fargo & Company and Wells Fargo Finance LLC, a wholly-owned finance subsidiary of Wells Fargo & Company, under a Registration Statement on Form S-3 (File Nos. 333-239017 and 333-239017-01), initially filed on June 8, 2020 and amended on July 17, 2020 (the “Prior Registration Statement”). The Available Registration Fee is equal to (i) $999,460.00 in registration fees paid in respect of $7,700,000,000 in unsold securities registered under the Prior Registration Statement (fee rate of $129.80 per million) and (ii) $17,923.01 in registration fees associated with $147,879,670 in unsold securities registered under the Prior Registration Statement (fee rate of $121.20 per million) pursuant to a carry-forward from Registration Statement on Form S-3 (File Nos. 333-221324 and 333-221324-01), as amended on February 28, 2019. The utilization of the Available Registration Fee results in zero net registration fees for this Registration Statement. Wells Fargo & Company and Wells Fargo Finance LLC hereby confirm that the offering of unsold securities pursuant to the Prior Registration Statement that are associated with the Available Registration Fee has been terminated.